PRESS RELEASE

Financial Contact:
Robert Milligan
Chief Financial Officer
Healthcare Trust of America, Inc.
480.998.3478

RobertMilligan@htareit.com

Healthcare Trust of America, Inc. Announces Results of Early Participation in Exchange Offers and Consent Solicitations

Holders of greater than 97% of HR Notes agree to exchange during early consent period

SCOTTSDALE, Ariz., June 29, 2022 — Healthcare Trust of America, Inc. ("HTA", NYSE: HTA) announced today that, as of 5:00 p.m., New York City time, on June 28, 2022 (the "Early Consent Date"), the aggregate principal amounts of each series of notes listed in the table below (collectively, the "HR Notes") previously issued by Healthcare Realty Trust Incorporated ("HR"), had been validly tendered and not validly withdrawn in connection with HTA's previously announced offers to exchange all validly tendered and accepted HR Notes of each such series for notes to be issued by Healthcare Trust of America Holdings, LP ("HTA OP" and together with HTA, the "Company"), and the related solicitation of consents from holders of the HR Notes to amend the indenture governing the HR Notes to, among other things, eliminate substantially all of the restrictive covenants in such indenture. Holders of HR Notes who validly tender such notes after the Early Consent Date and at or prior to the Expiration Date (which is 5:00 p.m., New York City time, July 20, 2022 unless extended) will not receive the early participation premium which is equal to $30 principal amount of the notes to be issued by HTA OP (the "HTA Notes"). A registration statement on Form S-4 (File No. 333-265593) (the "Registration Statement") relating to the issuance of the HTA Notes was filed with the Securities and Exchange Commission ("SEC") on June 14, 2022 and was declared effective by the SEC on June 28, 2022.

Series of HR Notes	Tenders and Consents Received as of the Early Consent Date	Percentage of Total Outstanding Principal Amount of Such Series of HR Notes
3.875% Senior Notes due 2025	$ 235,016,000	94.01%
3.625% Senior Notes due 2028	$ 290,236,000	96.75%
2.400% Senior Notes due 2030	$ 297,397,000	99.13%
2.050% Senior Notes due 2031	$ 298,858,000	99.62%

As of the Early Consent Date, HTA has received valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the HR Notes, each voting as a separate series. Accordingly, subject to the below, the proposed amendments will become effective on the settlement date, which is expected to be on or about the second business day following the Expiration Date. The consummation of the exchange offers and consent solicitations (together, the "Exchange Offers") is subject to, and conditioned upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger (as defined in the Preliminary Prospectus referred to below)) of the conditions set forth in the Company's preliminary prospectus, dated as of June 14, 2022 (the "Preliminary Prospectus"), which forms a part of the Registration Statement, including, among other things, the consummation of the Merger, which is currently expected to close on July 20, 2022, subject to customary closing conditions. The Exchange

Offers will expire at 5:00 p.m., New York City time on July 20, 2022. The closing of the Merger is not conditioned upon the completion of the Exchange Offers. The closing of the Exchange Offers is conditioned upon the completion of the Merger. The dealer manager and solicitation agent for the Exchange Offers is: Wells Fargo Securities, LLC 550 South Tryon Street, 5th Floor Charlotte, North Carolina 28202 Attention: Liability Management Group Collect: (704) 410-4759 Toll Free: (866) 309-6316 Email: liabilitymanagement@wellsfargo.com The exchange agent and information agent for the Exchange Offers is: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Michael Horthman Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (800) 334-0384 Email: hr@dfking.com Requests for copies of the Prospectus can be made directly to the exchange agent and information agent listed above or by visiting the investor relations page of the HTA website at: www.ir.htareit.com. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of the related consents. The Exchange Offers may be made only pursuant to the terms and conditions of the Prospectus and the other related materials. A Registration Statement relating to the HTA Notes has been filed with the SEC and was declared effective on June 28, 2022. About Healthcare Trust of America, Inc. Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings in the United States, with assets comprising approximately 26.0 million square feet of gross leasable area, and with $7.8 billion invested primarily in medical office buildings, as of March 31, 2022. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly- desirable locations. Investments are targeted to build critical mass in 20 to 25 high quality markets that generally have leading university and medical institutions, which generally translates to superior demographics, highly-educated graduates, intellectual talent and job growth. The strategic markets in which HTA invests support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. HTA believes this drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level. Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the US REIT index, since inception. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter. About Healthcare Realty Trust Incorporated Healthcare Realty Trust Incorporated (NYSE: HR) is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of March 31, 2022, the Company was invested in 263 real estate properties in 23 states totaling 17.9 million square feet and had an enterprise value of approximately $6.1 billion, defined as equity market capitalization plus the principal amount of debt less cash. The Company provided leasing and property management services to 14.8 million square feet nationwide. Forward-Looking Statements This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: HTA’s ability to consummate the Merger with HR on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the Merger; risks related to diverting the attention of HTA and HR management from ongoing business operations; failure to realize the expected benefits of the Merger; significant transaction costs and/or unknown or inestimable liabilities; risks associated with stockholder litigation in connection with the Merger, including resulting expense or delay; the risk that HTA’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the ability to obtain the expected financing to consummate the Merger; risks related to future opportunities and plans for HTA, including the uncertainty of expected future financial performance and results of the combined company following completion of the Merger; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the Merger on the market price of HTA’s or HR’s common stock; the possibility that, if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of HTA’s common stock could decline; general adverse economic and local real estate conditions; changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in HTA’s proposed market areas; changes in accounting principles generally accepted in the US; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic; and the potential material adverse effect these matters may have on HTA’s business, results of operations, cash flows and financial condition. Additional information concerning HTA and its business, including additional factors that could materially and adversely affect HTA’s financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in HTA’s 2021 Annual Report on Form 10-K and in HTA’s other filings with the SEC.